Exhibit 99.3

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

Board of Directors

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, CA 94065

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated October 4, 2005, to the Board of Directors of Saba Software, Inc. (“Saba”) as Annex C to, and to the reference thereto under the headings “SUMMARY - The Transaction - Opinion of Saba’s Financial Advisor” and “THE MERGER - Opinion of Saba’s Financial Advisor” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Saba and Centra Software, Inc., which Joint Proxy Statement/Prospectus forms a part of Saba’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC

November 14, 2005